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                                  EXHIBIT 10.11



                SUMMARY OF COMPENSATION OF NON-EMPLOYEE DIRECTORS


         Effective January 1, 2004, compensation for independent members of the Board of Directors of Pressure BioSciences, Inc. (the "Company") was set at a monthly stipend of $2,000, of which $1,000 is compensation for attending full Board meetings (whether telephonic or in-person) and $1,000 is compensation for attending committee meetings. There is no limit to the number of full Board or committee meetings called. No independent member of the Board of Directors will receive more than $2,000 per month regardless of the number of meetings attended. In addition to cash compensation, each independent member of the Board of Directors will also receive a one-time grant of 10,000 fully vested, non-qualified stock options, as well as an annual grant of 5,000 fully vested, nonqualified stock options. The initial set of options is granted as soon as feasible upon joining the Board and the annual options grant will be awarded on the first business day of March each year. Cash compensation will be paid in the first payroll of each fiscal quarter.